Aberdeen Fund Distributors

Exhibit EX-99.p.7

Code of Ethics

Created 2/2008

I. Overview

This Code of Ethics (“Code”) sets forth the specialized rules for business conduct and guidelines for the personal investing activities that generally are required of employees employed by Aberdeen Fund Distributors (“AFD”) and its affiliates. The provisions of this Code shall apply to all AFD employees.

II. General Rule

AFD employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to registered investment companies, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. We will at all times conduct ourselves with integrity and distinction, putting first the interests of our clients.

Accordingly, personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of the client accounts. Consistent with this fiduciary duty, the interests of AFD clients take priority over the investment desires of AFD and AFD personnel. All AFD personnel must conduct themselves in a manner consistent with the requirements and procedures set forth in this Code.

There must be no conflict, or appearance of conflict, between the self-interest of any employee and the responsibility of that employee to AFD, its shareholders or its clients.

Employees must never improperly use their position with AFD for personal or private gain to themselves, their family or any other person.

AFD employees may also be required to comply with other policies imposing separate requirements. Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including but not limited to, Section 17(j) and Rule 17j-l under the Investment Company Act of 1940 (the “Act”). The purpose of this Code of Ethics is to ensure that, in connection with his or her personal trading, no AFD employee shall conduct any of the following acts upon a client account:

•	To employ any device, scheme or artifice to defraud;
•	To make any untrue statement of material fact, or omit to state a material fact necessary in order to make the statement not misleading;
•	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit; or
•	To engage in any manipulative practice.

III. Restrictions

For purposes of this Code, a prohibition or requirement applicable to any employee applies also to transactions in securities for any of that employee’s personal accounts, including transactions executed by that employee’s spouse or relatives living in that employee’s household.

A. General

(i) The Basic Policy: Employees have a personal obligation to conduct their investing activities and related securities transaction lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of AFD and its clients. Employees must carefully consider the nature of their AFD responsibilities—and the type of information that he or she might be deemed to possess in light of any particular securities transaction—before engaging in that transaction.

(ii) Material Non-public Information: Employees in possession of material non-public information about or affecting securities, or their issuer, are prohibited from buying or selling such securities, or advising any other person to buy or sell such securities.

(iii) AFD Restricted List: Employees are not permitted to buy or sell any securities that are included on the AFD restricted list.

(iv) Frontrunning: Employees are prohibited from buying or selling securities or other instruments in their employee related accounts so as to benefit from the employee’s knowledge of the firm’s or a client’s trading positions, plan or strategies, or forthcoming research recommendations.

(v) Personal Accounts: AFD employees are prohibited from trading in their own accounts or the accounts of related persons ahead of the accounts of their clients.

B. Short -Term Trading

Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. AFD generally discourages short-term trading strategies, and employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. In any event, excessive or inappropriate trading that interferes with job performance, or compromises the duty that AFD owes to its clients and shareholders, will not be tolerated.

C. Restricted List

All AFD employees are prohibited from buying or selling any securities that are included on the AFD restricted list.

D. Private Placements

Prior to effecting a transaction in private securities (i.e., securities not requiring registration with the Securities and Exchange Commission, and sold directly to the investor), all employees must first obtain the approval of his/her supervisor and then pre-clear the transaction with the Compliance and Legal Departments. Any person who has previously purchased privately placed securities must disclose such purchases to the Compliance and Legal Departments before he/she participates in a client’s subsequent consideration of an investment in the securities of the same or related issuer.

IV. Compliance Procedures

A. Outside Brokerage Accounts

All employees must obtain the explicit permission of the Compliance Department prior to opening a new brokerage account outside of AFD. Upon joining AFD, new employees are required to disclose all of their employee related accounts to Compliance and must carry out instructions provided to conform such accounts, if necessary, to the firm’s policies.

Under no circumstance is an employee permitted to open or maintain any employee related account that is undisclosed to Compliance. Also, the policies, procedures and rules described throughout this Code apply to all employee related accounts.

All employees are required to open and maintain their employee related accounts in accordance with AFD’s Written Supervisory Manual, including directing the outside firms to supply duplicate copies of transaction confirmations and periodic account statements.

B. Confirmation of Compliance with policies

Annually, each employee is required to sign a statement acknowledging that he or she has received this Code, as amended or updated, and confirm his/her adherence to it. Failure to perform this obligation may result in disciplinary action including dismissal.

V. Other Procedures/Restrictions

A. Service on Boards of Directors

Service on Boards of publicly traded companies should be limited to a small number of instances. However such service may be undertaken after approval from the Compliance and Legal Departments. Employees serving as directors will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

B. Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., officer or director, governor, trustee, part time employment, etc.) without the prior approval of the Compliance Department.

C. Executorships

AFD discourages acceptance of executorships by members of the firm. However, business considerations and family relationships may make it desirable to accept executorships under certain circumstances. In all cases, it is necessary for the individual to have authorization from the Legal and Compliance Departments to act as an executor. All such existing or prospective relationships should be reported in writing to the AFD Legal and Compliance Departments.

D. Custodianships and Powers of Attorney

It is expected that most custodianships will be for minors of an individual’s immediate family. These will be considered as automatically authorized and do not require approval from the firm. However, approval of AFD is required for all other custodianships.

Entrustment with a Power of Attorney to execute securities transactions on behalf of another requires prior approval from AFD.

E. Gifts

Employees of AFD may neither solicit nor accept inducements. However, gifts offered or received that have no undue influence on providing financial services are generally not prohibited. Special circumstances may apply to employees acting in certain capacities within the firm. (See section F (IV)).

(i) Accepting Gifts

Employees are prohibited from soliciting personal payment or gifts to influence, support, or reward service, transactions or business involving AFD, or that appears to be made or offered in anticipation of future service, transaction, or business opportunity. A payment or gift includes any fee, compensation, or thing of value.

The acceptance of some types of unsolicited reasonable business gifts are permissible, providing the following requirements are met:

1. Cash gifts of any amount are prohibited. This includes cash equivalents such as gifts certificates, bonds, securities or other items that may be readily converted to cash.

2. Gifts, other than cash, given in connection with special occasions (e.g., promotions, retirements, weddings), of reasonable value are permissible.

3. Reasonable and conventional business courtesies, such as joining a client or vendor in attending sporting events, golf outings, etc., provided that such activities involve no more than customary amenities.

4. The cost of working session meals or reasonable related expenses involving the discussion or review of business matters related to AFD may be paid by the client, vendor or others, provided that such costs would have otherwise been reimbursable to the employee.

(ii) Gift Giving (to Persons other than Government Officials)

In appropriate circumstances, it may be acceptable for AFD employees to extend gifts to clients or others who do business with AFD. Employees should be certain that the gift does not give rise to a conflict of interest, or appearance of conflict, and that there is no reason to believe that the gift violates applicable codes of conduct of the recipient.

Employees may make business gifts at AFD expense, provided:

1. The gift is not cash or a cash equivalent—regardless of amount.

2. The gift is of reasonable value in the circumstances, and should not exceed a value of $100 unless the specific prior approval of the Compliance Department has been obtained.

3. The gift is lawful and in accordance with regulatory rules and generally accepted business practices of the governing jurisdictions.

4. The employee is authorized to give gifts.

Managing Directors and OSJ Supervisors are responsible for bringing any apparent or perceived issues to the attention of the Compliance Department.

(iii) Gifts to Government Officials

The Compliance Department must be contacted prior to making gifts to a governmental employee or official. Various governmental agencies, legislative bodies, and jurisdictions may have rules and regulations regarding the receipt of a gift by their employees or officials. In some cases, government employees or officials may be prohibited from accepting any gifts.

(iv) Non-Cash Compensation

Employees, Registered Representatives and Associated Persons of AFD must also comply with FINRA rules governing the payment of non-cash compensation. Non-cash compensation encompasses any form of compensation received in connection with the sale and distribution of variable contracts and investment company securities that is not cash compensation, including, but not limited to, merchandise, gifts, travel expenses, meals, and lodging.

F. Confidentiality

Employees must not divulge contemplated or completed securities transaction or trading strategies of any AFD clients to any person, except as required by the performance of such person’s duties, and only on a need to know basis. In addition standards contained within the AFD written Supervisory Procedures Manual must be observed.

VI. Sanctions

Any Employee who violates this Code may be subject to disciplinary actions, including possible dismissal. In addition, any securities transactions executed in violation of this Code may subject the employee to sanctions, ranging from warnings and trading privilege suspensions, to financial penalties, including but not limited to, unwinding the trade and/or disgorging of the profits. Violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations.

VII. Interpretations and Exceptions

The AFD Compliance Department shall have the right to make final and binding interpretations of this Code, and may grant exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. Each employee must obtain approval from the AFD Compliance Department before taking action regarding such exception. Any questions regarding the applicability, meaning, or administration of this Code shall be referred in advance of any contemplated transaction, to AFD Compliance.

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